Exhibit 10.4.1

ASENSUS SURGICAL, INC.
STOCK OPTION AWARD NOTICE

Asensus Surgical, Inc., a Delaware corporation (the “Company”), has granted an option (the “Option”) to purchase shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) to the individual named below. The terms and conditions of the Option are set forth in this award cover sheet and in the attachment (collectively, the “Award Notice”) and in the Company’s Amended and Restated Incentive Compensation Plan (as further amended or amended and restated, the “Plan”). All capitalized terms used in this Award Notice without definition have the meanings set forth in the Plan.

Grant No. Click here to enter text.

Grant Date: Click here to enter text.

Name of Participant/Optionee: Click here to enter text.

Number of Shares of Common Stock Covered by Option: Click here to enter text.

Exercise Price per Share: Click here to enter text.

First Vesting Date: Click here to enter text.

Vesting Schedule: Click here to enter text.

Expiration Date: Click here to enter text.

Thank you for your efforts on behalf of the Company.

____________________

Name:
Title:

This is not a stock certificate or a negotiable instrument

Incentive Stock Option

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”) to the extent eligible under the Plan and the Code, and otherwise is a non-qualified stock option. If you cease to be an employee of the Company (“Employee”) but continue to provide consulting or other services (“Continuous Service”), the Option shall be deemed a non-qualified stock option three (3) months after you cease to be an Employee. In addition, to the extent that all or part of the Option exceeds the $100,000 limit of Section 422(d) of the Code, the option or the lesser excess part shall be deemed to be a non-qualified stock option.

Method of Exercise

The vested portion of this Option shall be exercisable, in whole or in part, by written notice, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise complies with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares may then be traded.

Method of Payment

Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) to the extent permitted by the Committee, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option; (d) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan (to the extent available to the Optionee) sufficient to pay the Exercise Price and any applicable income or employment taxes; or (e) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

Termination of Option	Any vested and unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

● unless the Committee otherwise determines in writing in its sole discretion, three months after the date on which the Optionee’s Continuous Service terminates other than by reason of (A) by the Company or a Related Entity for Cause, (B) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) the death of the Optionee;

● immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;

● twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee;

● (A) twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee, or, if later, (B) three months after the date on which the Optionee dies if such death occurs during the one year period after Disability is determined to exist; or

● the seventh (7th) anniversary of the Grant Date.

Cancellation of Option

In the event of the proposed dissolution or liquidation of the Company, other than a dissolution or liquidation that is defined as a Change of Control, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Transferability

Unless otherwise determined by the Committee, the Option is not transferable, and, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

No Stockholder Rights

Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

Acceleration of Exercisability:

● Upon Certain Cancellations or Terminations

This Option shall become immediately fully exercisable prior to the termination of the Option pursuant to the Committee’s right to cancel the Option as described above, in the event that, (i) the Option will be terminated as set forth above, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option.

● Upon a Change in Control

This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option, and during the Optionee’s Continuous Service, there is a “Change in Control,” as defined in Section 9(b) of the Plan and the Optionee’s employment is terminated, other than for Cause, in connection with or as a result of such Change in Control.

● Exception to Acceleration upon a Change in Control

Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for the Option, the vesting of the Option shall not be accelerated as described above. For the purposes of this paragraph, the Option shall be considered assumed or substituted for if following the Change in Control the Option or substituted option confers the right to purchase, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company, or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of the Option will be solely common stock of the successor company or its parent or subsidiary substantially equal in Fair Market Value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, in the event of a termination of the Optionee’s employment in such successor company (other than for Cause) within two years following such Change in Control, the option held by the Optionee at the time of the Change in Control shall be accelerated as described above.

No Right to Continued Employment	Neither the Option nor this Award Notice shall confer upon the Optionee any right to continued employment or service with the Company.

Interpretation/Provisions of Plan Control

This Award Notice is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Award Notice conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Notice shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan. All decisions or interpretations of the Committee upon any questions arising under the Plan shall be binding, conclusive and final, unless shown to have been made in an arbitrary and capricious manner.

Notices

Any notice under this Award Notice shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 1 TW Alexander Drive, Suite 160, Durham NC 27703, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either to designate some other address at any time hereafter in a notice satisfying the requirements of this Notice section.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Award Notice and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan (if any) in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

Code Section 409A

For U.S. taxpayers, it is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A, and shall be interpreted and administered accordingly. To the extent that the Company determines that the Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any this Award Notice, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, the Board, nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee shall have any liability to you or other person for such tax or penalty.

No Tax Advice

Except for the information provided in any prospectus applicable to U.S. taxpayers, the Company is not providing the Participant with any information, advice or recommendations with respect to the tax consequences of this Award including, without limitation, whether this Award is taxable upon grant or exercise. Please consult with your tax advisor to determine the tax consequences in your tax jurisdiction.

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